[Letterhead of Sutherland Asbill & Brennan LLP]

April 30, 2007

VIA EDGAR

Country Investors Life Assurance Company

1701 N. Towanda Avenue

Bloomington, IL 61702-2000

Re:	Country Investors Variable Life Account
(File No. 333-106757)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 5 to the Registration Statement on Form N-6 for Country Investors Variable Life Account (File No. 333-106757). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Stephen E. Roth
Stephen E. Roth